EXHIBIT 99.3
FINANCIAL GUIDANCE SUMMARY
2006 Financial Guidance
(in millions, except per share amounts)

		Three Months Ended		Year Ended
	Nine Months Ended	December 31,2006		December 31, 2006
	September 30, 2006	Range		Range
Revenue	$173.3	$73.5	$76.5	$246.8	$249.8

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	30.8	19.3	20.5	50.1	51.3

Adjusted EBITDA per diluted common share	$0.28	$0.33	$0.35	$0.86	$0.88

Interest income	4.1	0.9	1.0	5.0	5.1
Depreciation and amortization	(12.6)	(6.7)	(6.4)	(19.3)	(19.0)
Non-cash advertising	(4.5)	(2.7)	(2.5)	(7.2)	(7.0)
Non-cash stock-based compensation	(21.2)	(5.4)	(5.1)	(26.6)	(26.3	) (b)
Income tax provision	(0.9)	(1.1)	(0.9)	(2.0)	(1.8)

Net income (loss)	$(4.3)	$4.3	$6.6	$(0.0)	$2.3

Net income (loss) per common share:
Basic	$(0.08)	$0.08	$0.12	$(0.00)	$0.04

Diluted	$(0.08)	$0.07	$0.11	$(0.00)	$0.04

Weighted-average shares outstanding used in computing net income (loss) per common share:
Basic	56.1	56.2	56.2	56.1	56.1
Diluted	56.1	59.0	59.0	58.2	58.2

(a)	See Annex A — Explanation of Non-GAAP Financial Measures.

(b)	Includes approximately $22.0 or $0.38 per diluted share relating to the adoption of FAS 123R on January 1, 2006.

FINANCIAL GUIDANCE SUMMARY
2007 Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2007
	Range
Revenue	$330.0	$340.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	72.0	78.0

Adjusted EBITDA per diluted common share	$1.20	$1.30

Interest income	7.6	8.7
Depreciation and amortization	(33.6)	(32.4)
Non-cash advertising	(5.1)	(5.1)
Non-cash stock-based compensation	(22.4)	(21.6)
Income tax provision	(5.5)	(4.6)

Net income	$13.0	$23.0

Net income per common share:
Basic	$0.23	$0.40

Diluted	$0.22	$0.38

Weighted-average shares outstanding used in computing net income per common share:
Basic	57.1	57.1
Diluted	60.0	60.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures